Exhibit 8.2

To:   GDS Holdings Limited

2/F, Tower 2, Youyou Century Place,

428 South Yanggao Road, Pudong

Shanghai 200127

People’s Republic of China

Re:   Tax Matters in connetion with the Offering of GDS Holdings Limited

January 23, 2018

Dear Sirs,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this opinion, excluding the Hong Kong Special Administrative Region, Macao Special Administrative Region and the region of Taiwan) and as such are qualified to issue legal opinions on the PRC laws, regulations or rules effective on the date hereof (the “PRC Laws”).

We are acting as the PRC counsel to GDS Holdings Limited (the “Company”), a company incorporated under the laws of the Cayman Islands in connection with the Company’s Registration Statement on Form F-3, including the prospectus and all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended in relation to the offering (the “Offering”) by the Company of American Depositary Shares (the “ADSs”), each representing eight class A ordinary shares of the Company.

This legal opinion (the “Opinion”) is furnished pursuant to the instructions of the Company on the captioned matters, and is delivered to the Company for the purposes of the Offering.

Our Opinion is subject to the following qualifications:

(a) this Opinion is limited to matters of the PRC Laws effective as the date hereof. We have not investigated, and we do not express or imply any opinion on accounting, auditing, or laws of any other jurisdiction.

(b) this Opinion is intended to be used in the context which is specially referred to herein and each section should be considered as a whole and no part should be extracted and referred to independently.

(c) for the purpose of the Offering, we consent to the filing with the SEC of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Based on the foregoing and subject to the qualifications set out above, as of the issuance date of this Opinion:

1.              we are of the opinion that, the discussions of PRC taxation in the Registration Statement are true and accurate based on the PRC Laws; and

2.              the statements of law and legal conclusions in the Registration Statement under the caption “Taxation—PRC Taxation” constitute our opinion as to the material tax consequences of an investment in the ADSs under the PRC Laws.

Sincerely yours,

/s/ King & Wood Mallesons

King & Wood Mallesons